FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
Jessica Batt 703.251.8634
Date: November 15, 2023		IR@maximus.com

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2023
Establishes fiscal year 2024 guidance driven by organic growth from core business tailwinds
(Tysons, Va. - November 15, 2023) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months and year ended September 30, 2023.
Highlights for the fourth quarter and full fiscal year 2023 include:
•Full year revenue increased 5.9% to $4.90 billion, compared to $4.63 billion for the prior year. Organic growth was 7.1% and driven by higher volumes on key programs in the U.S. segments. Fourth quarter revenue grew 7.0%, or 7.4% on an organic basis.
•Full year diluted earnings per share were $2.63, and adjusted diluted earnings per share were $3.83. Fourth quarter diluted earnings per share were $0.96, and adjusted diluted earnings per share were $1.29. Excluding the previously disclosed cybersecurity incident, adjusted earnings per share were $4.18 and $1.38 for the full year and fourth quarter, respectively, of fiscal year 2023.
•Record contract backlog of $20.7 billion at September 30, 2023, or 4 times trailing twelve months revenue, and signed contract awards totaling $6.1 billion in fiscal year 2023.
•A quarterly cash dividend of $0.30 per share payable on November 30, 2023, to shareholders of record on November 15, 2023.
"We are proud of the team for an excellent finish to the year and demonstrating a healthy core business operating at its true potential," said Bruce Caswell, President and Chief Executive Officer. "We kick off fiscal 2024 with strong visibility to our guidance targets, carrying forward the momentum of the last quarter.
Caswell continued, "As a provider of tech-enabled services to mission-critical government programs, we can remain confident in our outlook, even with a temporary U.S. federal government shut-down remaining a potential scenario during fiscal 2024. We would expect nearly all of our U.S. Federal Services programs to be designated essential which insulates our business during periods of government budget uncertainty."
Consolidated Fiscal Year 2023 Fourth Quarter and Full Year Results
Revenue for the full fiscal year 2023 increased 5.9% to $4.90 billion, compared to $4.63 billion for the prior year. Organic growth was 7.1% over the prior year. Revenue for the fourth quarter of fiscal year grew 7.0% to $1.26 billion, or 7.4% on an organic basis. Both periods benefited from volume growth on expanded programs in the U.S. Federal Services segment. The U.S. Services Segment had new programs operating in the year and Medicaid redeterminations made a full period contribution in the fourth quarter.
For the full fiscal year 2023, the operating margin was 6.0%, and the adjusted margin operating margin was 8.0%. This compares to margins of 7.0% and 9.0%, respectively, for the prior year, which had benefited from profitable, short-term work.
Diluted earnings per share were $2.63 and adjusted diluted earnings per share were $3.83. This compares to $3.29 and $4.37, respectively, for the prior-year period. The company's definition of adjusted earnings is expanded to include gains or losses resulting from a divestiture or other charges arising in preparing a business for sale. As with prior reporting periods, the definition retains adjustment for intangibles amortization expense.

Divestiture-related charges for the full fiscal year 2023 totaled $0.06. The previously-disclosed cybersecurity incident is not included in the definition and had a $0.35 and $0.09 per share impact to the full year and fourth quarter, respectively, of fiscal year 2023. Adjusted diluted earnings excluding the incident were $4.18 and $1.38 per share for the full year and fourth quarter, respectively, of fiscal year 2023.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal year 2023 increased 6.4% to $2.40 billion, compared to $2.26 billion reported for the prior year. All growth was organic and driven predominantly by the continued ramp of volumes on the Veterans Affairs Medical Disability Exams (VA MDE) contracts, which comprise the VES business, as the overall program grows to meet client expectations.
The segment operating margin for the full fiscal year 2023 was 10.4%, as compared to 10.4% reported for the prior year. For the fourth quarter of fiscal year 2023, the segment operating margin was 12.4% and was supported by a higher run-rate of volumes on the VA MDE contracts.
U.S. Services Segment
U.S. Services Segment revenue for fiscal year 2023 increased by 12.7% to $1.81 billion, compared to $1.61 billion reported in the prior year. All growth was organic and driven by new work wins across multiple categories, including eligibility support, multi-year contracts for unemployment insurance assistance, and assessments for long-term care.
The segment operating margin for fiscal year 2023 was 10.1% compared to 11.3% reported for the prior-year period which benefited from residual short-term work with higher profit margins. The fourth quarter of fiscal year 2023 benefited from a full period of resumed Medicaid redeterminations, delivering a 11.6% margin for the segment.
Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal year 2023 decreased 9.8% to $689.1 million as compared to $763.7 million reported for the prior year, which was net of a 4.6% currency headwind. The remaining reductions were lower volumes on employment services contracts and the effect of divestitures during fiscal year 2023.
The segment realized an operating loss of $9.1 million for fiscal year 2023, compared to an operating loss of $15.2 million in the prior year. The effect of lower volumes on employment services contracts negatively impacted segment profitability both years. The segment broke even in the fourth quarter of fiscal 2023.
The company recently announced another divestiture of employment services businesses, including in Canada, Singapore, and Italy, as it executes on further optimization of the Outside the U.S. portfolio to deliver consistent profitability and improve alignment with the broader Maximus strategy.
Sales and Pipeline
Year-to-date signed contract awards at September 30, 2023, totaled $6.1 billion, and contracts pending (awarded but unsigned) totaled $878 million. These awards include the previously announced IDIQ for the Federal Student Aid office valued at more than $2 billion and the Functional Assessment Services contract in the United Kingdom valued at $1 billion. The book-to-bill ratio at September 30, 2023, was 1.2x on a trailing twelve-month basis.
The sales pipeline at September 30, 2023, was $37.1 billion (comprised of approximately $1.2 billion in proposals pending, $0.97 billion in proposals in preparation, and $34.9 billion in opportunities tracking). New work opportunities represent approximately 76% of the total sales pipeline.
Balance Sheet and Cash Flows
At September 30, 2023, cash and cash equivalents totaled $65.4 million, and gross debt was $1.26 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the full year ended September 30, 2022, as calculated in accordance with our credit agreement, was 2.2x. This reflects debt pay downs of approximately $60 million in the most recent quarter and compares to 2.5x at June 30, 2022. The company's target leverage range is 2x to 3x, with a bias towards the lower end.

For fiscal year 2023, cash flows from operating activities totaled $314.3 million, and free cash flow was $223.6 million. This compares to $289.8 million and $233.7 million, respectively, in the prior year. As expected, fourth quarter of fiscal year 2023 cash flows were strong at $144.6 million cash flows from operating activities and free cash flow of $112.8 million.
As of September 30, 2023, DSO were 60 days and at the bottom of the target range of 60 to 70 days.
On October 6, 2023, our Board of Directors declared an increased quarterly cash dividend of $0.30 for each share of our common stock outstanding, which compares to the previous quarterly cash dividend of $0.28 per share. The dividend is payable on November 30, 2023, to shareholders of record on November 15, 2023.
Fiscal Year 2024 Outlook
Maximus is establishing fiscal year 2024 guidance. The company expects revenue to range between $5.05 billion and $5.2 billion. Adjusted operating income is expected to range between $488 million and $513 million, which excludes an estimated $88 million of expense for amortization of intangible assets. Adjusted diluted earnings per share is expected to range between $5.05 and $5.35 per share.
The midpoint of revenue guidance implies organic growth of approximately 5% over fiscal year 2023. The midpoint of adjusted operating income implies an adjusted operating margin of 9.8% as compared to the midpoint of revenue guidance.
Free cash flow is expected to range between $290 million and $340 million for fiscal year 2024. The company forecasts interest expense of approximately $70 million, an effective income tax rate between 24.5% and 25.5%, and weighted average shares outstanding between 62.2 million and 62.3 million shares for fiscal year 2024.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, November 16, 2023, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth normalized for the effects of COVID-19 response work, free cash flow, operating income, and EPS adjusted for amortization of intangible assets and divestiture-related charges, pro-forma EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-K.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2023, expected to be filed shortly with the Securities and Exchange Commission (SEC). The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenue	$1,259,953	$1,177,031	$4,904,728	$4,631,018
Cost of revenue	969,059	904,048	3,876,120	3,691,208
Gross profit	290,894	272,983	1,028,608	939,810
Selling, general, and administrative expenses	167,778	146,991	639,223	534,493
Amortization of intangible assets	23,992	22,514	94,591	90,465
Gain on sale of land and building	—	11,046	—	11,046
Operating income	99,124	114,524	294,794	325,898
Interest expense	20,507	16,098	84,138	45,965
Other expense, net	442	742	363	2,835
Income before income taxes	78,175	97,684	210,293	277,098
Provision for income taxes	19,029	28,617	48,501	73,270
Net income	$59,146	$69,067	$161,792	$203,828

Earnings per share:
Basic	$0.97	$1.13	$2.65	$3.30
Diluted	$0.96	$1.13	$2.63	$3.29
Weighted average shares outstanding:
Basic	61,138	61,010	61,125	61,774
Diluted	61,617	61,292	61,450	61,969

Dividends declared per share	$0.28	$0.28	$1.12	$1.12

Maximus, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of September 30,
	2023	2022
	(in thousands)
Assets:
Cash and cash equivalents	$65,405	$40,658
Accounts receivable, net	826,873	807,110
Income taxes receivable	16,556	2,158
Prepaid expenses and other current assets	146,632	182,387
Total current assets	1,055,466	1,032,313
Property and equipment, net	38,831	52,258
Capitalized software, net	107,811	58,740
Operating lease right-of-use assets	163,929	132,885
Goodwill	1,779,215	1,779,415
Intangible assets, net	703,648	804,904
Deferred contract costs, net	45,372	47,732
Deferred compensation plan assets	42,919	37,050
Deferred income taxes	2,459	4,970
Other assets	46,147	42,447
Total assets	$3,985,797	$3,992,714
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$282,081	$264,553
Accrued compensation and benefits	194,251	178,199
Deferred revenue, current portion	60,477	87,146
Income taxes payable	451	718
Long-term debt, current portion	86,844	63,458
Operating lease liabilities, current portion	49,852	63,999
Other current liabilities	49,058	116,374
Total current liabilities	723,014	774,447
Deferred revenue, non-current portion	38,849	21,414
Deferred income taxes	203,898	206,099
Long-term debt, non-current portion	1,163,149	1,292,483
Deferred compensation plan liabilities, non-current portion	46,432	40,210
Operating lease liabilities, non-current portion	129,367	86,175
Other liabilities	13,253	22,515
Total liabilities	2,317,962	2,443,343
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,998 and 60,774 shares issued and outstanding as of September 30, 2023 and 2022, respectively	577,898	557,978
Accumulated other comprehensive loss	(27,615)	(33,961)
Retained earnings	1,117,552	1,025,354
Total shareholders' equity	1,667,835	1,549,371
Total liabilities and shareholders' equity	$3,985,797	$3,992,714

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income	$59,146	$69,067	$161,792	$203,828
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	17,633	12,455	54,725	42,330
Amortization of intangible assets	23,992	22,514	94,591	90,465
Amortization of debt issuance costs and debt discount	601	1,066	2,837	3,012
Gain on sale of land and building	—	(11,046)	—	(11,046)
Deferred income taxes	(823)	17,383	1,552	10,204
Stock compensation expense	7,283	8,396	29,522	30,476
Loss on sale of businesses	—	—	883	—
Change in assets and liabilities, net of effects of business combinations and disposals:
Accounts receivable	(31,076)	54,129	(23,401)	14,132
Prepaid expenses and other current assets	(20,242)	(16,199)	859	(6,745)
Deferred contract costs	443	(4,354)	2,688	(12,056)
Accounts payable and accrued liabilities	814	9,855	17,729	(32,722)
Accrued compensation and benefits	44,262	(10,558)	12,650	3,288
Deferred revenue	19,624	(19,684)	(12,123)	(19,342)
Income taxes	16,228	(688)	(16,958)	(13,510)
Operating lease right-of-use assets and liabilities	1,707	218	(2,035)	(1,112)
Other assets and liabilities	4,997	(12,491)	(10,971)	(11,363)
Net cash provided by operating activities	144,589	120,063	314,340	289,839
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(31,832)	(20,209)	(90,695)	(56,145)
Acquisitions of businesses, net of cash acquired	—	(151)	—	(14,295)
Proceeds from the sale of businesses	608	—	9,732	—
Proceeds from the sale of land and building	—	14,431	—	16,431
Net cash used in investing activities	(31,224)	(5,929)	(80,963)	(54,009)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,020)	(16,954)	(68,073)	(68,716)
Purchases of Maximus common stock	—	(22,255)	—	(96,119)
Tax withholding related to RSU vesting	—	—	(8,475)	(9,673)
Payments for contingent consideration	(2,769)	(1,369)	(9,431)	(1,369)
Proceeds from borrowings	161,901	200,000	844,299	615,000
Principal payments for debt	(222,460)	(327,685)	(952,974)	(770,658)
Cash-collateralized escrow liabilities	(1,601)	83,264	(56,144)	83,264
Net cash (used in)/provided by financing activities	(81,949)	(84,999)	(250,798)	(248,271)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,018)	(2,965)	2,717	(7,334)
Net change in cash, cash equivalents, and restricted cash	30,398	26,170	(14,704)	(19,775)
Cash, cash equivalents and restricted cash, beginning of period	91,693	110,625	136,795	156,570
Cash, cash equivalents and restricted cash, end of period	$122,091	$136,795	$122,091	$136,795

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended September 30,				For the Year Ended September 30,
	2023		2022		2023		2022
	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$617,404		$579,066		$2,403,606		$2,259,744
U.S. Services	473,827		423,798		1,812,069		1,607,612
Outside the U.S.	168,722		174,167		689,053		763,662
Revenue	$1,259,953		$1,177,031		$4,904,728		$4,631,018
Gross profit:
U.S. Federal Services	$155,373	25.2%	$153,508	26.5%	$557,886	23.2%	$519,440	23.0%
U.S. Services	109,389	23.1%	94,199	22.2%	377,541	20.8%	343,004	21.3%
Outside the U.S.	26,132	15.5%	25,276	14.5%	93,181	13.5%	77,366	10.1%
Gross profit	$290,894	23.1%	$272,983	23.2%	$1,028,608	21.0%	$939,810	20.3%
Selling, general, and administrative expenses:
U.S. Federal Services	$78,606	12.7%	$81,169	14.0%	$308,197	12.8%	$284,509	12.6%
U.S. Services	54,198	11.4%	45,176	10.7%	194,991	10.8%	160,902	10.0%
Outside the U.S.	26,375	15.6%	24,084	13.8%	102,311	14.8%	92,536	12.1%
Divestiture related charges (2)	2,868	NM	—	NM	3,751	NM	—	NM
Other (4)	5,731	NM	(3,438)	NM	29,973	NM	(3,454)	NM
Selling, general, and administrative expenses	$167,778	13.3%	$146,991	12.5%	$639,223	13.0%	$534,493	11.5%
Operating income/(loss):
U.S. Federal Services	$76,767	12.4%	$72,339	12.5%	$249,689	10.4%	$234,931	10.4%
U.S. Services	55,191	11.6%	49,023	11.6%	182,550	10.1%	182,102	11.3%
Outside the U.S.	(243)	(0.1)%	1,192	0.7%	(9,130)	(1.3)%	(15,170)	(2.0)%
Amortization of intangible assets	(23,992)	NM	(22,514)	NM	(94,591)	NM	(90,465)	NM
Divestiture related charges (2)	(2,868)	NM	—	NM	(3,751)	NM	—	NM
Gain on sale of land and building (3)	—	NM	11,046	NM	—	NM	11,046	NM
Other (4)	(5,731)	NM	3,438	NM	(29,973)	NM	3,454	NM
Operating income	$99,124	7.9%	$114,524	9.7%	$294,794	6.0%	$325,898	7.0%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During fiscal year 2023, we sold a small commercial practice in the United Kingdom and our employment services business in Sweden, both subsidiaries within our Outside the U.S. Segment, resulting in a loss of $0.9 million. In addition, we recorded impairment losses of $2.9 million on businesses sold subsequent to fiscal year end.
(3)During fiscal year 2022, we sold the land and building that held our corporate headquarters, resulting in a gain on sale of $11.0 million.
(4)Other includes credits and costs that are not allocated to a particular segment. For the fiscal year 2023, these charges include $29.3 million related to the costs of a previously disclosed cybersecurity incident. Other charges include direct costs of acquisitions. These costs are excluded from measuring each segment's operating performance.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net cash provided by operating activities	$144,589	$120,063	$314,340	$289,839
Purchases of property and equipment and capitalized software	(31,832)	(20,209)	(90,695)	(56,145)
Free cash flow	$112,757	$99,854	$223,645	$233,694

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2023	2022	2023	2022
	(dollars in thousands, except per share data)
Operating income	$99,124	$114,524	$294,794	$325,898
Add back: Amortization of intangible assets	23,992	22,514	94,591	90,465
Add back: Divestiture-related charges	2,868	—	3,751	—
Adjusted operating income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$125,984	$137,038	$393,136	$416,363
Adjusted operating income margin excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	10.0%	11.6%	8.0%	9.0%

Net income	$59,146	$69,067	$161,792	$203,828
Add back: Amortization of intangible assets, net of tax	17,682	16,622	69,714	66,786
Add back: Divestiture-related charges	2,868	—	3,751	—
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$79,696	$85,689	$235,257	$270,614

Diluted earnings per share	$0.96	$1.13	$2.63	$3.29
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.27	1.14	1.08
Add back: Effect of divestiture-related charges on diluted earnings per share	0.05	—	0.06	—
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.29	$1.40	$3.83	$4.37